Second Quarter Performance Reports

Financial Results

U.S. Premium Beef, LLC (USPB) closed its books for the second quarter of fiscal year 2021 and filed the results with the Securities and Exchange Commission. For the quarter, which ended June 26, 2021, USPB recorded net income of $102.3 million compared to net income of $101.2 million in the same period in the prior year, an improvement of approximately $1.1 million.

Year-to-date, USPB recorded net income of $137.5 million compared to net income of $113.4 million in the same period in the prior year, an improvement of approximately $24.1 million. The year-over-year improvement was the result of substantially higher net income at National Beef Packing Company, LLC (National Beef).

For the second quarter, National Beef recorded net income of $684.7 million, an increase of $5.4 million compared to the same period a year ago. Through the end of June, National Beef realized net income of $927.2 million, an increase of $161 million from the prior year.  The increased volume of cattle processed led to an increase in overall profitability in the 2021 period, as compared to the same period a year ago.

As a result of the increase in income, USPB's Board of Directors approved a discretionary distribution to be made to members of record as of August 4, 2021. The distribution will $7.69 per Class A unit and $67.34 per Class B unit, and will be made prior to the end of August 2021.

During the first half of 2021, USPB producers delivered 468,871 head of cattle through USPB to National Beef.  The average gross premiums for all of the cattle delivered was $50.83 per head, with the top 25% and 50% receiving premiums of $91.24 and $76.00, respectively.

USPB's unique advantage continues to be the superior quality cattle delivered by producers, which enables National Beef to generate more value and provide more opportunities in the consumer marketplace.

Grid Performance

Kansas Grid

Grid performance for USPB cattle delivered to Kansas plants during the second quarter of fiscal year 2021 is summarized in Table 1.

Carcass composition was generally leaner during the second quarter.  USPB cattle and the plant average Yield Grade 4 & 5 percentages were both lower, or leaner, than the previous quarter.  However, USPB carcasses decreased more.  As a result, Yield Grade premium on the USPB Base grid was record high.

Prior to the same time last year, USPB cattle had consistently more Yield Grade 4 & 5's than plant average. For the last three quarters, USPB has consistently had less compared to a year ago; USPB Yield Grade 4 & 5 percentage decreased and the plant average increased. Figure 1 shows the improvement in Yield Grade premium in recent years.

The industry's slaughter capacity has been limited due to the shortage of labor. Once again, USPB delivery rights allowed feeders to market cattle in a more timely fashion. USPB cattle still had a record high number of days on feed. The second quarter is known for lighter in-weights and more days on feed, due to a higher concentration of calf-feds. In-weight of USPB cattle during the second quarter was 26 pounds higher than the season's historical average.

Figure 2 shows the index of "In-Weight * Days Fed / 100."  When the index increases, cattle are being fed more days in relation to their in-weight. This index was record high during the second quarter.

Even with the added days on feed, carcass weights decreased slightly from a year ago. Again, the second quarter of the year is known for lighter harvest weights due to calf-feds. The same holds true for apparent average daily gain.  As a result, heavyweight percentage was lower, resulting in the lowest outweight discount in the past two years. The steer premium was also record high during the second quarter.

Quality grades were slightly lower. However, the percentage of Choice and Prime has now been greater than 85% for more than three years. USPB Prime percentage was the fourth highest in company history.  The record high was set a year ago.  Prime premium in the marketplace was also stronger than a year ago.  As a result, Quality grade premium per head remained strong during the second quarter.

Across the industry, according to USDA reports, Choice or better percentage was the third highest during USPB history. Figure 3 shows the percentage of Choice and Prime carcasses for USPB and the industry average.

The overall total premium was $50.95 per head more than selling on the cash, live market.  This was similar to the previous quarter and up slightly from a year ago.  During the third quarter so far, premiums have been outstanding, driven by large premiums for higher marbling in the marketplace.

Iowa Grid

Grid performance for USPB cattle delivered to the Tama, Iowa, plant is summarized in Table 2.

Results from the Iowa grid cannot be compared directly to those from the Kansas grid. Only black-hided cattle are harvested at the Tama plant.  The Iowa grid compares back to a dressed delivered price instead of a live price at the feedyard in Kansas.  Therefore, the Iowa grid does not have a "Yield benefit" like the Kansas grid. Instead, the benefit of the "Formula Allowance" addition, above the USDA dressed delivered price is listed.  There are also other differences in the structure of the two grids. These are different cattle, harvested at a different plant in a different region on a different grid.

Similar seasonal trends occurred in the grid performance of USPB cattle shipped on the Iowa grid during the second quarter. However, CAB percentage was higher, but Prime percentage was lower.  As a result, Quality grade premium was lower than the previous quarter, but remained higher than a year ago.

USPB carcasses were a little higher in Yield Grade 4 & 5 percentage. With a greater percentage of calves, weights were down, but only slightly compared to the previous quarter. There was still significantly less heavies compared to a year ago.

The overall total premium was $36.33 per head more than selling on the cash, dressed delivered market in the Iowa/Minnesota region, as reported by USDA.  This was down significantly from the previous quarter due to lower Quality grade premium, which was related to a lower Prime percentage and smaller Prime premium in the marketplace. Yield Grade premium was also smaller due to leaner plant averages.

So far, during the third quarter, plant averages are a little leaner, which are translating to smaller Yield Grade premium per head. However, Quality grade premium is larger, driven by a higher Prime premium, which is currently more than $30/cwt.

If you have black-hided cattle you would like to deliver to the National Beef plant in Tama, Iowa, or if you have questions about the USPB Iowa Premium grid, please call 866-877-2525 and ask for Brian Bertelsen.

Figure 2
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Figure 3
Choice & Prime, %
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Updating Beef Quality Assurance Certification

Since January 2019, cattle delivered to USPB are required to come from Beef Quality Assurance (BQA) certified feedlots. This includes all cattle delivered to National Beef's processing plants in Liberal and Dodge City, Kansas, and Tama, Iowa.

Those successfully completing the BQA coursework receive a certificate, which is good for three years. Once your BQA certificate nears expiration, you will receive emails to that effect, along with instructions for recertification. Renewing is easy and can be done online at www.bqa.org.

If the email address used during initial BQA certification has changed, please call the BQA helpline at 303-850-3473 for recertification instructions. Visit the BQA website for more details and additional contact information.

Mark Gardiner Testifies Before Senate Ag Committee

On June 23, Mark Gardiner of Gardiner Angus Ranch, Ashland, Kansas, testified before the U.S. Senate Committee on Agriculture, Nutrition & Forestry (Senate Ag Committee). The title of the hearing was "Examining Markets, Transparency and Prices from Cattle Producer to Consumer." Gardiner currently serves as USPB Board Chairman, and Gardiner Angus Ranch is listed as a USPB Qualified Seedstock Supplier.

Gardiner joined four other witnesses testifying during the hearing, including Dr. Glynn Tonsor, professor, Kansas State University Department of Agricultural Economics; Dr. Dustin Aherin, vice president, RaboResearch Animal Protein Analyst with Rabobank; Dr. Mary Hendrickson, associate professor, University of Missouri Division of Applied Social Sciences; and Justin Tupper, vice president, United States Cattlemen's Association. Tupper and his family own a livestock auction facility near St. Onge, South Dakota.

The hearing was called by Senate Ag Committee Chair, Sen. Debbie Stabenow (D-MI) and Ranking Member, Sen. John Boozman (R-AR). Price disparity, transparency and market risk are topics the beef industry has discussed for a long time. Recent events such as the COVID-19 pandemic, a fire at a Kansas packing plant and a cyberattack aimed at another processing company have all intensified producer calls for action and have captured Congressional attention. Legislation has recently been introduced mandating the level of negotiated cash transactions a processor would need to satisfy. One such bill in the Senate calls for a firm 50% mandate across the industry.  Another Senate Bill and one in the House of Representatives calls for specific regional mandates in geographic regions.

"Today, our topic is complicated.  The cause of this issue is not," said Gardiner, pointing to recent events in the industry that "caused extraordinary disruptions in processing, resulting in a dramatic drop of the processed beef supply and a bulging oversupply of live cattle. This caused an unprecedented drop in cattle prices, while simultaneously leading to a record rise in beef prices, all driven by pure economic market principles."

Responding to a question from Sen. Roger Marshall (R-KS) about the rationale behind the formation of USPB in the mid 1990s, Gardiner said: "The situation then was very similar to some of the things we are talking about today. Dr. Harlan Ritchie of Michigan State University wrote in a paper that said 'five years to meltdown.' At the rate the beef industry was losing market share, we were not going to be relevant in the protein business."

Gardiner provided further details about the investment and startup of USPB.  Of critical importance was the carcass data delivered back to producers, which provided a better map on aligning cattle with products most desired by consumers.  The resulting changes, according to Gardiner, are a major reason why beef demand is currently at a 30-year high.

"Major U.S. beef supply chain disruptions over the past two years have sent the cattle and beef industry into uncharted, but explainable territory," said Dr. Dustin Aherin of Rabobank. "The imbalance of excess market-ready cattle supplies in the face of reduced operational packing capacity has put downward pressure on cattle prices."

Dr. Glynn Tonsor of Kansas State University, when describing the increased uses of Alternative Marketing Agreements (AMAs) said: "Consumer demand signals leading to proliferation of beef products concurrently elevated demand for specific cattle, and with it, further use of AMAs. In short, increased use of AMAs reduces costs and enhances demand in some segments of the industry - both worthwhile outcomes that 'increase the economic pie' for industry participants."

Tonsor also encouraged the industry to proceed forward in a manner that does not deteriorate economic benefits of the industry's evolution in recent decades to improve beef quality and align effort with beef demand signals.

During his testimony, Gardiner pointed out the unintended consequences of government regulations, saying the proposed senate legislation dealing with mandated slaughter levels of cattle procured on negotiated cash arrangements would have a negative effect on the beef industry.

"Any changes that we make are better if implemented by the industry versus government mandates," Gardiner said.

To review the video of the hearing or obtain the written testimony of each witness, visit the Senate Ag Committee's website, www.agriculture.senate.gov.

U.S. Beef Exports Experience Record Month

During the month of May, the U.S. Meat Export Federation (USMEF) reported a record month for both total beef volume at 133.440 metric tons and value at $904 million.  As strategic export countries get ahead of COVID-19, the pent-up demand for U.S. beef at foodservice establishments has increased tremendously.

Beef export values per-head of fed slaughter averaged $433 per head during May, which was up 53% or $150 per head compared to May 2020. Beef exports were up in Latin America, Mexico, South America and Central America. China continues to show dramatic growth with a 10-fold increase, compared to 2019. Japan and other key markets showed significant growth as well.

USMEF President and CEO Dan Halstrom (interviewed in the May 2021 USPB Update) said:  "The outstanding May performance is especially gratifying when you consider where red meat exports stood a year ago. The industry faced unprecedented, COVID-related obstacles at all levels of the supply chain and a very uncertain international business climate.

"These challenges are still not behind us, but international demand has been very resilient, and the U.S. industry has shown a tremendous commitment to serving its global customers."

Did you know...

  We can assist you in leasing out extra 2021 Class A delivery rights. Contact the USPB office for more information.

  USPB Members receive a 15% discount from the Kansas City Steak Company when using "LOVEBEEF" as a code when ordering. Visit www.kansascitysteaks.com to place an order or call 888-527-8325.

  Mailing address, email or phone number changed? Please notify us of your updated contact information.

  The best way to submit information is via email (uspb@uspb.com).

From the Ranch:

All the Difference

How the Hadricks minimize risks and reap rewards with USPB.

In north-central South Dakota, the Hadrick family raises commercial beef in prime cattle country. Located almost 70 miles from major retailers, the family knows a thing or two about resourcefulness and careful planning.

So, when fifth-generation cattleman Troy Hadrick and his cousins took over managing the Hadrick family operation in Faulkton, they were deliberate in how to differentiate their product in a saturated market.

One thing Troy knew for sure:

"We didn't want to sell average cattle anymore at average cattle prices. We wanted to raise premium cattle and get premium prices."

They began looking at retained ownership and ways to market calves and capture more value. Their search brought them to U.S. Premium Beef. Troy's wife, Stacy, who also comes from a ranching background, grew up working with USPB and recognized the importance of that relationship in her family's success.

After starting the planning process with USPB in 2011, the Hadricks marketed their first set of calves through the program in 2013.

"We saw the potential right away of where we could go," Troy says.

More importantly, they saw areas for improvement. With individual carcass data, they could explore the genetics of the animals that performed and the ones that didn't - both in the feedyard and on the rail.

"Having that individual data and then comparing it to the genomic data we were collecting on the ranch helps solidify both sets, because we can use one to help predict the other," Troy says. "It really adds so much robustness to the information for us to make good decisions."

Now six years into the program, there is less and less guesswork in making decisions. USPB's staff has also proven a great resource along the way.

"When you can go to a place like U.S. Premium Beef and know the people that work there and have those relationships to help you work toward those goals, it feels quite a bit like a team effort," Troy shares.

Through careful genetic selection and management, the Hadricks raise beef grading Prime and high-Choice. The USPB grid helps the family receive the full value of each animal, rather than risking two years of investment to chance.

"U.S. Premium Beef gives us the opportunity to take our high-quality beef and to market it in a setting that provides us the best value that we can," Stacy says.

Looking to the future, Troy believes marketing cattle through USPB will be critical.

"I think you're going to need to have cattle that you're willing to put your name on," he predicts.

With the help of USPB, both Troy and Stacy are encouraged for the future of the Hadrick operation, especially as the sixth generation takes on more responsibility.

"We couldn't market like we do without being a part of U.S. Premium Beef," Stacy says. "It's made all the difference in our business.  And I look at how we're bringing the next generation back into the business, it's critical that we're members of U.S. Premium Beef."

USPB to Receive Don L. Good Impact Award

USPB has been selected as the 2021 Don L. Good Impact Award winner.

This recognition, presented by the Livestock and Meat Industry Council (LMIC), is named in honor of Dr. Good, who is a former head of the Kansas State University Department of Animal Science and Industry (ASI), and recognizes positive impact on the livestock and meat industry.

The award will be presented during the K-State ASI Family and Friends Reunion October 15, 2021, at the Stanley Stout Center in Manhattan, Kansas.  All USPB members and associates are invited and encouraged to attend this event.

More information, along with registration, is available online at www.asi.k-state.edu/familyandfriends, and the reunion's social media channels.

Beef Improvement Federation Honors

Two Kansas ranches won producer-of-the-year honors at the recent Beef Improvement Federation (BIF) convention in Des Moines, Iowa.

USPB Qualified Seedstock Supplier (QSS) Rancher Kent Brunner, Cow Camp Ranch of Lost Springs, Kansas, won seedstock honors; and USPB Member, Jessica and Philip Weltmer, W&S Ranch Inc., of Smith Center, Kansas, claimed the commercial title. Matt Perrier of Dalebanks Angus Ranch in Eureka, Kansas, and QSS member, was introduced as the 2021-2022 BIF president.

More than 400 beef producers, academia and industry representatives attended BIF's 53rd Annual Research Symposium and Convention in Des Moines, Iowa, and another 250 registered to participate online. The organization's mission is to help improve the industry by promoting greater acceptance of beef cattle performance evaluation.

For more information about this year's symposium, including additional award winners and coverage of meeting and tours, visit www.BIFSymposium.com.

Automated Moles Transform Combo Storage

When you typically speak about a mole, the conversation is usually followed by a few choice words about what it's done to your front yard.

But in this case, moles are redefining and transforming part of National Beef operations in Liberal, Kansas. These moles live above ground and are a critical part of the new, automated operations in the plant's combo storage facility.  What once was a manual, congested and inefficient part of the process is now the exact opposite.

"We needed to find a way to clear space to make room for the new fabrication floor project," said Steve Thompson, National Beef's vice president of beef operations. "Moving National Carriers® to their own building was the first step, and we knew the combo storage piece of the operation needed to be the second."

This project has been in the works for several years, with the team thinking, planning, and evaluating every possibility.

"Our situation with our combo storage was challenging," Thompson said. "Every combo, 700 to 800 per day, had to be handled multiple times. The operation was very inefficient, and it put our dock in gridlock multiple times per day."

The team needed a solution and began to brainstorm "what if" scenarios.

After considering racking systems and other traditional models, all of which still had concerns with forklifts and dock congestion, the team looked to a partner, Slate River Systems Inc., to build an automated system.

And this is where the above-ground, automated moles entered the picture.

"First and foremost, our objective is employee and food safety," Thompson said. "Once that was met, we began to see how this automated solution could really transform this process."

With the old ways set out to pasture, the new operation involves an automated conveyor with electronic roles that control the flow, run the 2,000-pound combos where they need to be stored and keep things flowing smoothly.

The QA team then stops each combo and performs their tests. From there, the combo leaves automatically and is stored in a special racking system for 18 to 24 hours for quality assurance testing. After the green light, the combo is off for shipment.

All of this is done electronically, and it's turned a very manual system with lots of stress into an efficient operation reducing overall carbon footprint.

"This is a game-changer for us at National Beef, in terms of how we handle trim products and ensure employee and food safety," Thompson said. "I don't know of another system like this in the country, this is truly cutting edge."

The new system went live in mid-May and will soon reach its full capacity. Early results have been tremendous.

"Our diesel fuel consumptions are lower because we're not temporarily storing these combos in refrigerated trailers any longer, our employee and food safety has benefited, and we've reduced our footprint into a very efficient system," Thompson said. "And now, there's plenty of space for the fabrication floor project to expand."

Time will tell whether or not these moles will move on to National Beef's other production facilities in Dodge City, Kansas, and Tama, Iowa, but the initial indicators appear positive.

USPB and National Beef Join U.S. CattleTrace

CattleTrace Inc. was created in August 2018 to establish an industry-driven program for animal disease traceability.

The program was designed to effectively reduce the impact of highly contagious disease situations and develop a framework for animal disease traceability.  The program is now known as U.S. CattleTrace Inc.

Soon after its launch, USPB and National Beef announced an agreement to participate in and support the group and their objectives. In the unfortunate event a highly contagious disease situation materializes, individual traceability will be critical.

The goal with U.S. CattleTrace is to demonstrate the feasibility of a traceback system using radio frequency identification (RFID) ear tags throughout all segments of the beef production chain. In addition, the development of an industry-wide cattle disease traceability system could potentially open the beef industry to additional export markets worldwide.

USPB has recently become an allied member and National Beef is now an official processing member in full support of U.S. CattleTrace. Both USPB and National Beef recognize the need to support and become involved in a traceability system that benefits all sectors of the industry.

To become involved and enroll your cattle in U.S. CattleTrace, visit their website at www.uscattletrace.org.

Upcoming Sales

Looking to enhance herd genetics? Check out
sale dates for USPB's Qualified Seedstock Suppliers.

September 27

Gardiner Angus Ranch

October 12

Pelton Simmental/Red Angus

October 16

Fink Beef Genetics

November 5

Downey Ranch Inc.

Kniebel Farms & Cattle Co.

November 11

TD Angus at Rishel Ranch

November 20

Dalebanks Angus

For more information and links to sale details, visit www.uspremiumbeef.com.

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